                                                                     EXHIBIT 1.1

CAF ACQUISITION CORP.

     $100,000,000
     10% Senior Subordinated Notes due 2007

     PURCHASE AGREEMENT



     January 29, 1997


BT SECURITIES CORPORATION
Bankers Trust Plaza
130 Liberty Street
New York, New York  10006


Ladies and Gentlemen:

             CAF Holdings, Inc., a Virginia corporation ("Hold-ings"), and CAF Acquisition Corporation, a Virginia corporation and a wholly owned subsidiary of Holdings ("CAF," and together with Holdings, the "Companies"), hereby confirm their agreement with you (the "Initial Purchaser"), as set forth below.

1. The Securities. Subject to the terms and condi-tions herein contained, CAF proposes to issue and sell to the Initial Purchaser $100,000,000 aggregate principal amount of its 10% Senior Subordinated Notes due 2007, Series A (the "Notes"). The Notes are to be issued under an indenture (the "Indenture") to be dated as of February 6, 1997 by and between CAF and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee").

             The Notes are being issued and sold in connection with the acquisition (the "Acquisition") of Collins & Aikman Floor Coverings, Inc., a Delaware corporation (the "Company"), by CAF pursuant to an agreement dated as of December 9, 1996 (the "Acquisition Agreement"), entered into by and among Holdings, CAF, the Company, Collins & Aikman Products, Co. ("C&A Products") and Collins & Aikman Floor Coverings Group, Inc. (the "Seller"). Simultaneously with the closing of the sale of the Notes (the "Offering"), CAF will acquire from the Seller all of the outstanding capital stock of the Company.

             Immediately after the consummation of the Acquisition, CAF will merge (the "Merger") with and into the Company and the Company shall change its name to Collins & Aikman Floorcoverings, Inc. The time of the consummation of the Merger is referred to herein as the "Effective Time." At the Effective Time, (i) the Company and the Trustee will enter into a first supplemental indenture to the Indenture (the "Supplemental Indenture") providing for the express assumption by the Company (as survivor of the Merger) of the covenants, agreements and undertakings of

CAF in the Indenture and under the Notes and (ii) the Company will execute an agreement in the form attached hereto as Exhibit A (the "Assumption Agreement") pursuant to which the Company (as survivor of the Merger) shall expressly assume the obligations of CAF under this Agreement. References to the Indenture as of or after the Effective Time will refer to the Indenture as supplemented by the Supplemental Indenture and references to this Agreement as of or after the Effective Time will refer to this Agreement together with the Assumption Agreement.

             Financing for the Acquisition will be provided by
(i) $57 million of borrowings under an $85 million Credit Agreement (the "Credit Agreement") by and among CAF, Holdings, various lending institutions party thereto and Bankers Trust Company, as agent (the "Bank Financing"), (ii) $51 million of capital invested by affiliates of Quad-C, Inc., Paribas Princi-pal, Inc., management of the Company and certain other investors in Holdings (the "Equity Financing") and (iii) the proceeds of the Offering. The Acquisition, the Offering, the Equity Financing, the Bank Financing and the Merger are collectively referred to herein as the "Transactions."

             The Notes will be offered and sold to the Initial
Purchaser without being registered under the Securities Act of 1933, as amended (the "Act"), in reliance on exemptions therefrom.

             In connection with the sale of the Notes, CAF has prepared a preliminary offering memorandum dated January 8, 1997 (the "Preliminary Memorandum") and a final offering memorandum dated the date hereof (the "Final Memorandum"; the Preliminary Memorandum and the Final Memorandum each herein being referred to as a "Memorandum"), each setting forth or including descriptions of the terms of the Notes, the terms of the Offering, the Acquisition and the transactions contemplated thereby and hereby, the Company and any material developments relating to the Company occurring after the date of the most recent historical financial statements included therein.

             The Companies understand that the Initial Purchaser proposes to make an offering of the Notes only on the terms and in the manner set forth in the Final Memorandum and Section 8 hereof as soon as the Initial Purchaser deems advisable after this Agreement has been executed and delivered, to persons in the United States whom the Initial Purchaser reasonably believes to be qualified institutional buyers ("Qualified Institutional Buyers" or "QIBs") as defined in Rule 144A under the Act, as such rule may be amended from time to time ("Rule 144A"), in transactions under Rule 144A, to a limited number of other institutional "accredited investors" ("Accredited Investors") as defined in Rule 501(a)(1), (2), (3) and (7) under Regulation D of the Act in private sales exempt from registration under the Act, and outside the United States to certain persons in reliance on Regulation S under the Act.

             The Initial Purchaser and its direct and indirect transferees of the Notes will be entitled to the benefits of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), to be dated the Closing Date (as defined in Section 3 below), pursuant to which CAF will and, at and as of the Effective Time, the Company will, agree, among other things, to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering the Notes or the Exchange Notes (as defined in the Registration Rights Agreement) under the Act.

2.   Representations and Warranties of Holdings and
CAF. Holdings and CAF represent and warrant to and agree with the Initial Purchaser that:

A. Neither the Preliminary Memorandum as of the date thereof nor the Final Memorandum nor any amendment or supplement thereto as of the date thereof and at all times subsequent thereto up to the Closing Date contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(a) do not apply to statements or omissions made in reliance upon and in conformity with informa-tion relating to the Initial Purchaser furnished to CAF in writing by the Initial Purchaser expressly for use in the Pre-liminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

B. As of the Closing Date and after giving effect to the Transactions, the Company will have the authorized, issued and outstanding capitalization set forth in the Final Memorandum; as of the date hereof and upon consummation of the Transactions, the only subsidiary of the Company will be Collins & Aikman United Kingdom Limited (the "Subsidiary"); except as set forth in the Final Memorandum, all of the outstanding shares of capital stock of the Company and the Subsidiary have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; except as set forth in the Final Memorandum, all of the outstanding shares of capital stock of the Company and the Subsidiary will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Act and the securities or "Blue Sky" laws of certain jurisdictions) or voting; except as set forth in the Final Memorandum, there are no
(i) options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or the Subsidiary outstanding. Except for the Subsidiary, the

Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

C. Each of Holdings, CAF and, to the best knowledge of the Companies after due inquiry, the Company and the Subsidiary is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own its properties and conduct its business as now conducted and as described in the Final Memorandum; each of Holdings, CAF and, to the best knowledge of the Companies after due inquiry, the Company and the Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Company and the Subsidiary, taken as a whole (any such event, a "Material Adverse Effect").

D.  CAF has and, immediately following the Effective
Time, the Company will have all requisite corporate power to execute, deliver and perform each of its obligations under the Notes and the Exchange Notes and the Private Exchange Notes (each as defined in the Registration Rights Agreement). The Notes, when issued, will be in the form contemplated by the Indenture. The Notes, the Exchange Notes and the Private Exchange Notes have each been duly and validly authorized by CAF and, immediately following the Effective Time, the Company and, when executed by CAF and the Company, as the case may be, and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, when delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of CAF and, immediately following the Effective Time, the Company, as the case may be, entitled to the benefits of the Indenture, and enforceable against CAF and the Company, as the case may be, in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

E. CAF has and, immediately following the Effective
Time, the Company will have all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture meets the requirements for quali-fication under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture has been duly and validly authorized by CAF. The Supplemental Indenture will, immediately following the

Effective Time, have been duly and validly authorized by the Company. Assuming the due authorization, execution and delivery of the Indenture and the Supplemental Indenture by the Trustee, each of the Indenture and the Supplemental Indenture will constitute valid and legally binding agreements of CAF and, immediately following the Effective Time, the Company, enforceable against CAF and, at and as of the Effective Time, the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

F.  CAF has and, immediately following the Effective
Time, the Company will have all requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by CAF and, immediately following the Effective Time, by the Company and, when executed and delivered by CAF and the Company, will con-stitute a valid and legally binding agreement of CAF and, imme-diately following the Effective Time, the Company enforceable against CAF and, immediately following the Effective Time, the Company in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
(ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

G. CAF has and, at and as of the Effective Time, the Company will have all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by CAF and the Company of the transactions contemplated hereby have been duly and validly authorized by CAF and, at and as of the Effective Time, the Company. This Agreement has been duly executed and delivered by CAF.

H. No consent, approval, authorization or order of any court or governmental agency or body, or third party is required for the issuance and sale by CAF of the Notes to the Initial Purchaser or the consummation by CAF and the Company of the other transactions contemplated hereby, except such as have been obtained and such as may be required under state securities or "Blue Sky" laws in connection with the purchase and resale of the Notes by the Initial Purchaser. None of CAF or Holdings or to the best knowledge of the Companies after due inquiry, the Company or the Subsidiary is (i) in violation of its certificate or articles of incorporation or bylaws (or similar organizational documents), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, "Contracts"), except for any such breach, default, violation or event which would not, individually or in the aggregate, have a Material Adverse Effect.

I. The execution, delivery and performance by Holdings, CAF and, immediately following the Effective Time, the Company of this Agreement, the Indenture and the Registration Rights Agreement, as the case may be, and the consummation by Holdings, CAF and, immediately following the Effective Time, the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes to the Initial Purchaser) will not conflict with or constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event which would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate or articles of incorporation or bylaws (or similar organizational documents) of CAF, Holdings, the Company or the Subsidiary, or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchaser in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to CAF, Holdings the Company or the Subsidiary or any of their respective properties or assets, except for any such conflict, breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect.

J. The audited consolidated financial statements of the Company and the Subsidiary included in the Final Memorandum present fairly in all material respects the consolidated finan-cial position, results of operations and cash flows of the Com-pany and the Subsidiary at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The summary and selected financial and statistical data in the Final Memorandum present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. Arthur Andersen, LLP (the "Independent Accountants") is an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

K. The pro forma financial statements (including the notes thereto) and the other pro forma financial information included in the Final Memorandum (i) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements, and (iii) have been properly computed on the basis described therein. The assump-tions used in the preparation of the pro forma financial data and other pro forma financial information included in the Final Memorandum are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

L. There is not pending or, to the best knowledge of the Companies after due inquiry, threatened any action, suit, proceeding, inquiry or investigation to which the Companies or, immediately following the Effective Time, the Company or the Subsidiary is a party, or to which the property or assets of the Companies or, immediately following the Effective Time, the Company or the Subsidiary are subject, before or brought by any court, arbitrator or governmental agency or body which, if determined adversely to the Companies or, at and as of the Effective Time, the Company or the Subsidiary, would, (taking into account the indemnification required under the Acquisition Agreement) individually or in the aggregate, have a Material Adverse Effect or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation of the other transactions described in the Final Memorandum.

M. To the best knowledge of the Companies after due inquiry, the Company and the Subsidiary possess, and as of the Effective Time will possess, all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Final Memorandum ("Permits"), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; to the best knowledge of the Companies after due inquiry, at and as of the Effective Time, each of the Company and the Subsidiary will have fulfilled and performed all of its respective obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and none of the Companies or to the best knowledge of the Companies after due inquiry, the Company or the Subsidiary has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Final Memorandum and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

N. Since the date of the most recent financial statements appearing in the Final Memorandum, except as described therein, (i) none of the Companies, the Company or the Subsidiary has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business which liabilities, obligations, transactions or contracts would, individually or in the aggregate, be material to the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Company and the Subsidiary, taken as a whole and (ii) there shall not have been any material change in the capital stock or long-term indebtedness of CAF, Holdings, the Company or the Subsidiary.

O. Each of the Companies and, to the best knowledge of the Companies after due inquiry, the Company and the Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon; and other than tax deficiencies which the Company or the Subsidiary is contesting in good faith and for which the Company or the Subsidiary has provided adequate reserves, there is no tax deficiency that has been asserted against the Company or any of the Subsidiary that would have, individually or in the aggregate, a Material Adverse Effect.

P. The statistical and market-related data included in the Final Memorandum are based on or derived from sources which the Companies, after due inquiry, believe to be reliable and accurate.

Q. None of the Companies or, to the best knowledge of the Companies after due inquiry, the Company, the Subsidiary or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Notes to violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

R. To the best knowledge of the Companies after due inquiry, each of the Company and the Subsidiary has and, at and as of the Effective Time, will have good and marketable title to all real property and good title to all personal property described in the Final Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and per-sonal property described in the Final Memorandum as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Final Memorandum or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements to which the Companies are or, to the best knowledge of the Companies after due inquiry, at and as of the Effective Time, the Company or the Subsidiary will be a party or by which any of them is or will be bound are valid and enforceable against the Companies, the Company or the Subsidiary, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. At and as of the Effective Time, to the best knowledge of the Companies after due inquiry, the Company and the Subsidiary own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by them as described in the Final Memorandum, and none of the Company or the Subsidiary has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how which, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

S. To the best knowledge of the Companies after due inquiry, there are no legal or governmental proceedings involving or affecting the Company or the Subsidiary or any of their respective properties or assets which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum, nor are there any material contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

i) Except as described in the Final Memorandum or except as would not, individually or in the aggregate, have a Material Adverse Effect, to the best knowledge of the Companies after due inquiry, (A) each of the Company and the Subsidiary, immediately following the Effective Time, will be in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (B) each of the Company and the Subsidiary, at and as of the Effective Time, will have made all filings and provided all notices required under any applicable Environmental Law, and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or threatened against the Company or the Subsidiary under any Environmental Law, (D) no lien, charge, encumbrance or restriction will be recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or the Subsidiary, (E) none of the Companies, the Company or the Subsidiary has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any comparable state law, (F) no property or facility of the Companies, the Company or the Subsidiary is (i) listed or proposed for listing on the National Priorities List under CERCLA or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

             For purposes of this Agreement, "Environmental Laws" means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treat-ment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

T. None of the Companies or, to the best knowledge of the Companies after due inquiry, the Company or the Subsidiary has or, immediately following the Effective Time, will have any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which it makes or ever has made a contribution and in which any employee of it is or has ever been a participant. With respect to such plans, the Companies or, to the best knowledge of the Companies, after due inquiry, the Company and each Subsidiary is or will be, as the case may be, in compliance in all material respects with all applicable provisions of ERISA.

U. None of the Companies and, to the best knowledge of the Companies after due inquiry, the Company or the Subsidiary will be an "investment company" or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

V. The Notes, the Exchange Notes, the Indenture, the
Registration Rights Agreement, the Acquisition Agreement and this
Agreement will conform in all material respects to the descriptions thereof in the Final Memorandum.

W. No holder of securities of Holdings, CAF, the Company or the Subsidiary will be entitled to have such securi-ties registered under the registration statements required to be filed by the Company pursuant to the Registration Rights
Agreement other than as expressly permitted thereby.

X. Immediately after the consummation of the Trans-actions, the fair value and present fair saleable value of the assets of the Company and the Subsidiary (on a consolidated basis) will exceed the sum of its stated liabilities and iden-tified contingent liabilities; the Company and the Subsidiary (on a consolidated basis) will not, nor will it be, after giving effect to the execution, delivery and performance of this Agreement and the consummation of the Transactions, (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent.

Y. None of the Companies or, to the best knowledge of the Companies after due inquiry, the Company, the Subsidiary or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent,
(i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Act) which is or could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of
Section 4(2) of the Act. Assuming (i) the accuracy of the representations and warranties of the Initial Purchaser in
Section 8 hereof, (ii) compliance by the Initial Purchaser with the offering and transfer restrictions described in the Final Memorandum and (iii) the accuracy of the representations, warranties and agreements of each of the purchasers to whom the Initial Purchaser initially resales the Notes in compliance with
Section 8 hereof and, as to any Accredited Investors, as reflected in Exhibit A to the Final Memorandum, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchaser in the manner contemplated by this Agreement to register any of the Notes under the Act or to qualify the Indenture under the TIA.

Z. No securities of the Company are of the same class
(within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under
Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

AA. None of the Companies and, to the best knowledge of the Companies after due inquiry, the Company or the Subsidiary has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Notes.

             Any certificate signed by any officer of the Company or the Subsidiary and delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a joint and several representation and warranty by the Companies, the Company and the Subsidiary to the Initial Purchaser as to the matters covered thereby.

3. Purchase, Sale and Delivery of the Notes. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and condi-tions herein set forth, CAF agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, the Notes at 97% of their principal amount.
One or more certificates in definitive form for the Notes that the Initial Purchaser has agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchaser requests upon notice to CAF at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of CAF to the Initial Purchaser, against payment by or on behalf of the Initial Purchaser of the purchase price therefor by wire transfer (immediately available funds), to such account or accounts as CAF shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Notes shall be made at the offices of White & Case, 1155 Avenue of the Americas, New York, New York at 10:00 A.M., New York time, on February 6, 1997, or at such other place, time or date as the Initial Purchaser, on the one hand, and CAF, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the "Closing Date." CAF will make such certificate or certificates for the Notes available for checking and packaging by the Initial Purchaser at the offices of BT Securities Corporation in New York, New York, or at such other place as BT Securities Corporation may designate, at least 24 hours prior to the Closing Date.

4.   Offering by the Initial Purchaser.  The Initial
Purchaser proposes to make an offering of the Notes at the price and upon the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchaser is advisable.

5. Covenants of Holdings and CAF. Holdings and CAF covenant and agree with the Initial Purchaser that:

A. Holdings and CAF will not and, at and after the Effective Time, the Company will not amend or supplement the Final Memorandum or any amendment or supplement thereto of which the Initial Purchaser shall not previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment or supplement and as to which the Initial Purchaser shall not have given its consent. Holdings and CAF will, and at and after the Effective Time, the Company will, promptly, upon the reasonable request of the Initial Purchaser or counsel for the Initial Purchaser, make any amendments or supplements to the Preliminary Memorandum or the Final Memorandum that may be necessary or advisable in connection with the resale of the Notes by the Initial Purchaser.

B. Holdings and CAF will and, at and after the Closing
Date, the Company will cooperate with the Initial Purchaser in arranging for the qualification of the Notes for offering and sale under the securities or "Blue Sky" laws of which jurisdictions as the Initial Purchaser may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Notes; provided, however, that in connection therewith, Holdings, CAF and the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

C. If, at any time prior to the completion of the distribution by the Initial Purchaser of the Notes or the Private Exchange Notes, any event occurs or information becomes known as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Final Memorandum to comply with applicable law, Holdings and CAF will, and at and after the Closing Date, the Company will promptly notify the Initial Purchaser thereof and will prepare, at their own expense, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance.

D. Holdings and CAF will and, at and after the Effective Time, the Company will, without charge, provide to the Initial Purchaser and to counsel for the Initial Purchaser as many copies of the Preliminary Memorandum and the Final
Memorandum or any amendment or supplement thereto as the Initial
Purchaser may reasonably request.

E. Holdings and CAF will apply the net proceeds from the sale of the Notes as set forth under "Use of Proceeds" in the Final Memorandum.

F. For so long as any of the Notes remain outstanding, CAF will and, at and after the Closing Date, the Company will furnish to the Initial Purchaser copies of all reports and other communications (financial or otherwise) furnished by CAF and, at and after the Closing Date, the Company to the Trustee or to the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed.

G. None of Holdings, CAF and, at and after the Effective Time, the Company or any of their respective affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Act) which could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the Notes.

H. Holdings and CAF and, at and after the Effective
Time, the Company will not, and will not permit the Subsidiary to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

I. For so long as any of the Notes remain outstanding, the Company will make available at its expense, upon request, to any holder of such Notes and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

J. Each of CAF and, at and after the Effective Time, the Company will use its best efforts to (i) permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the Private Offerings, Resales and Trading through Automated Linkages market (the "Portal Market") and (ii) permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

K. In connection with Notes offered and sold in an offshore transaction (as defined in Regulation S), CAF and, at and after the Effective Time, the Company will not register any transfer of such Notes not made in accordance with the provisions of Regulation S and will not, except in accordance with the provisions of Regulation S, if applicable, issue any such Notes in the form of definitive securities.

6. Expenses. Holdings and CAF agree, jointly and severally, to pay, and Holdings will cause the Company to pay all costs and expenses incident to the performance of their obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to (i) the costs of printing the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto, and any "Blue Sky" memoranda, (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents, (iii) the fees and dis-bursements of counsel, the accountants and any other experts or advisors retained by the Company, (iv) preparation (including printing), issuance and delivery to the Initial Purchaser of the Notes, (v) the qualification of the Notes under state securities and "Blue Sky" laws, including filing fees and fees and disbursements of counsel for the Initial Purchaser relating thereto, (vi) expenses in connection with any meetings with prospective investors in the Notes, (vii) fees and expenses of the Trustee including fees and expenses of its counsel,
(viii) all expenses and listing fees incurred in connection with the application for quotation of the Notes on the PORTAL Market and (ix) any fees charged by investment rating agencies for the rating of the Notes. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchaser set forth in Section 7 hereof is not satisfied, because this Agreement is terminated or because of any failure, refusal or inability on the part of Holdings, CAF or the Company to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchaser of its obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), Holdings and CAF agree to promptly reimburse the Initial Purchaser upon demand for all out-of-pocket expenses (including fees, disbursements and charges of Cahill Gordon & Reindel, counsel for the Initial Purchaser) that shall have been incurred by the Initial Purchaser in connection with the proposed purchase and sale of the Notes.

7. Conditions of the Initial Purchaser's Obliga-tions. The obligation of the Initial Purchaser to purchase and pay for the Notes shall, in its sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

A. On the Closing Date, the Initial Purchaser shall have received the opinion, dated as of the Closing
Date and addressed to the Initial Purchaser, of McGuire, Woods, Battle & Booth, L.L.P., counsel for the Company, substantially in the form of Exhibits B-1 and B-2 hereto.

B. On the Closing Date, the Initial Purchaser shall have received the opinion, in form and substance satisfactory to the Initial Purchaser, dated as of the Closing Date and addressed to the Initial Purchaser, of Cahill Gordon & Reindel, counsel for the Initial

Purchaser, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchaser may reasonably request. In rendering such opinion, Cahill Gordon &
Reindel shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

C. The Initial Purchaser shall have received from the Independent Accountants a comfort letter or letters dated the date hereof and the Closing Date, in form and substance reasonably satisfactory to counsel for the Initial Purchaser.

D. The representations and warranties of Holdings and CAF contained in this Agreement shall be true and cor-rect in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the officers of Holdings, CAF and the Company made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; Holdings, CAF and the Company shall have performed all covenants and agreements and sat-isfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;
and, except as described in the Final Memorandum
(exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Final
Memorandum, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse
Effect.

E. The sale of the Notes hereunder shall not be enjoined (temporarily or permanently) on the Closing
Date.

F. Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), none of Holdings, CAF, the Company or the Subsidiary shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individ-ually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

G. The Initial Purchaser shall have received a cer-tificate of CAF, dated the Closing Date, signed on behalf of CAF by its Chairman of the Board, President or any Senior Vice President and the Chief Financial
Officer, to the effect that:

1. The representations and warranties of Holdings and CAF contained in this Agreement are true and correct on and as of the date hereof and on and as of the Closing Date, and Holdings and CAF have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

2. At the Closing Date, since the date hereof or since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or development has occurred, and no information has become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; and

3. The sale of the Notes hereunder has not been enjoined (temporarily or permanently).

H. On the Closing Date, the Initial Purchaser shall have received the Registration Rights Agreement executed by CAF and such agreement shall be in full force and effect at all times from and after the Closing Date.

I. The Indenture shall have been duly
executed and delivered by CAF and the Trustee, and the Notes shall have been duly executed and delivered by CAF and duly authenticated by the Trustee.

J. The Initial Purchaser shall have received a true and correct copy of the Credit Agreement, dated the Closing Date, and there shall have been no material amend-ments, alterations, modifications or waivers of any provi-sions of the Credit Agreement, and there exists as of the date hereof and on and as of the Closing Date (after giving effect to the transactions contemplated by this Agreement and the application of the proceeds received by CAF from the sale of the Notes) no condition that would constitute a Default or an Event of Default (each as defined in the Credit Agreement) under the Credit Agreement.

K. The Initial Purchaser shall have received a true and correct copy of the Acquisition Agreement and any amendments thereto, and there shall have been no material amendments, alterations, modifications or waivers of any provisions of the Acquisition Agreement since the date of this Agreement; all conditions to effect the Acquisition set forth in the Acquisition Agreement shall have been satisfied without waiver.

L. Holdings, shall have received, and shall have contributed to CAF as equity, at least $51 million from the Equity Financing as contemplated by the Final
Memorandum.

M. On the Closing Date, the Initial Purchaser shall have received an opinion from Valuation Research
Corporation, in form and substance satisfactory to the Initial Purchaser, regarding the solvency of Holdings, CAF and, at and as of the Effective Time, Holdings and the Company immediately after the consummation of the Acquisition, the relating financings and the other transactions contemplated hereby and by the Acquisition
Agreement.

N. The Certificate of Merger with respect to the Merger shall have been filed with the Secretary of State of Delaware and the Clerk of the State Corporation Commis-sion of the Commonwealth of Virginia and shall have become effective.

     On or before the Closing Date, the Initial Purchaser and counsel for the Initial Purchaser shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of Holdings, CAF, the Company and the Subsidiary as they shall have heretofore reasonably requested.

     All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reason-ably satisfactory in all material respects to the Initial Pur-chaser and counsel for the Initial Purchaser. Holdings, CAF and the Company shall furnish to the Initial Purchaser such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchaser shall reasonably request.

8.   Offering of Notes; Restrictions on Transfer.  (a)
The Initial Purchaser represents and warrants that it is a QIB. The Initial Purchaser agrees that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and (ii) it has and will solicit offers for the Notes only from, and will offer the Notes only to (A) in the case of offers inside the United States, (x) persons whom the Initial Purchaser reasonably believes to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchaser that each such account is a

QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A or (y) a limited number of other institutional investors reasonably believed by the Initial Purchaser to be Accredited Investors that, prior to their purchase of the Notes, deliver to the Initial Purchaser a letter containing the representations and agreements set forth in Appendix A to the Final Memorandum and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Notes such foreign purchasers are deemed to have represented and agreed as provided under the caption "Transfer Restrictions" contained in the Final Memorandum (or, if the Final Memorandum is not in existence, in the most recent Memorandum).

     (b) The Initial Purchaser represents and warrants with respect to offers and sales outside the United States that
(i) it has and will comply with all applicable laws and regula-tions in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes any Memorandum or any such other material, in all cases at its own expense; (ii) the Notes have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act; (iii) it has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, nei-ther it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S; (iv) it has (1) not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any Securities other than to persons whose ordinary business it is to buy and sell shares or debentures, whether as a principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985, as amended, (2) complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom, and (3) only issued or passed on and will only issue and pass on to any persons in the United Kingdom any document received by it in connection with the issue of the Securities if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on; (v) it understands that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees that it will not offer or sell, any Securities, directly or indirectly in Japan or to or from any resident of Japan except
(i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law; and (vi) it agrees that, at or prior to confirmation of sales of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

"The Securities covered hereby have not been reg-istered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of the distribution of the Securities at any time or
(ii) otherwise until 40 days after the later of the commencement of the offering and the closing date of the offering, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them in Regulation
S."

Terms used in this Section 8 and not defined in this Agreement have the meanings given to them in Regulation S.

9.   Indemnification and Contribution.  Holdings and
CAF, jointly and severally, agree to indemnify and hold harmless the Initial Purchaser, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or
Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

1. any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto or any application or other document, or any amendment or supplement thereto, executed by Holdings, CAF or the Company or based upon written information furnished by or on behalf of Holdings, CAF or the Company filed in any jurisdiction in order to qualify the Notes under the securities or "Blue Sky" laws thereof or filed with any securities association or secu-rities exchange (each an "Application"); or

2. the omission or alleged omission to state, in any Memorandum or any amendment or supplement thereto or any Application, a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, the Initial Purchaser and each such controlling person for any reasonable legal or other expenses incurred by the Initial Purchaser or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, Holdings and CAF will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Memorandum or any amendment or supplement thereto or any Application in reliance upon and in conformity with written information concerning the Initial Purchaser furnished to Holdings and CAF by the Initial Purchaser specifically for use therein provided, further, that such indemnity agreement with respect to any untrue statement or omission or alleged untrue statement or omission in any Preliminary Memorandum shall not enure to the benefit of the Initial Purchaser, or such controlling person, if (i) Holdings and CAF notify the Initial Purchaser in writing of any change to be made in the Final Memorandum and (ii) the person asserting a claim giving rise to liability hereunder did not receive a copy of the Final Memorandum at or prior to the closing of the sale of the Notes to such person and the untrue statement or omission or alleged untrue statement or omission contained in such Preliminary Memorandum was corrected in the Final Memorandum unless such failure to deliver the Final Memorandum was the result of noncompliance by Holdings and CAF with Section 5(d). This indemnity agreement will be in addition to any liability that Holdings and CAF may otherwise have to the indemnified parties. Holdings and CAF shall not be liable under this
Section 9 for any settlement of any claim or action effected without their prior written consent, which shall not be unreasonably withheld.

B. The Initial Purchaser agrees to indemnify and hold harmless Holdings and CAF, their respective directors, its officers and each person, if any, who controls Holdings or CAF within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which Holdings or CAF or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto or any Application, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in any Memorandum or any amendment or supplement thereto or any Application, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to Holdings or CAF by the Initial Purchaser specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by Holdings or CAF or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof.
This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to the indemnified parties. The Initial Purchaser shall not be liable under this
Section 9 for any settlement of any claim or action effected without its consent, which shall not be unreasonably withheld. Holdings, CAF and the Company shall not, without the prior written consent of the Initial Purchaser, effect any settlement or compromise of any pending or threatened proceeding in respect of which the Initial Purchaser is or could have been a party, or indemnity could have been sought hereunder by the Initial Purchaser, unless such settlement (A) includes an unconditional written release of the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the Initial Purchaser.

C. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchaser in the case of paragraph (a) of this Section 9 or Holdings and CAF in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or para-graph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this
Section 9, in which case the indemnified party may effect such a settlement without such consent.

D. In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Notes or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by Holdings, CAF and the Company on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by CAF bear to the total discounts and commissions received by the Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Holdings, CAF and the Company on the one hand, or the Initial Purchaser on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The parties agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by the Initial Purchaser under this Agreement, less the aggregate amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director of Holdings, CAF or the Company, each officer of Holdings, CAF or the Company and each person, if any, who controls Holdings, CAF or the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as Holdings, CAF or the Company.

10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Companies and the Company, their officers and the Initial Purchaser set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Companies, the Company, any of their respective officers or directors, the Initial Purchaser or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Notes. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

11. Termination. This Agreement may be terminated in the sole discretion of the Initial Purchaser by notice to Holdings and CAF given prior to the Closing Date in the event that Holdings, CAF or the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date:

1. any of the Company or the Subsidiary shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Initial Purchaser, has had or has a Material Adverse Effect, or there shall have been, in the sole judgment of the Initial Purchaser, any event or development that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect (including without limitation a change in control of the Company or the Subsidiary), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

2. trading in securities of the Company or in securities generally on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market shall have been suspended or minimum or maximum prices shall have been established on any such exchange or market;

3. a banking moratorium shall have been declared by New York or United States authorities;

4. there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emer-gency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of the Initial Purchaser, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Notes as contemplated by the

Final Memorandum; or

5. any securities of the Company shall have been downgraded or placed on any "watch list" for possible downgrading by any nationally recognized statistical rating organization.

B. Termination of this Agreement pursuant to this
Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

12.   Information Supplied by the Initial Purchaser.
The statements set forth in the last paragraph on the front cover page and in the second and third sentences of the third paragraph under the heading "Private Placement" in the Final Memorandum (to the extent such statements relate to the Initial Purchaser) constitute the only information furnished by the Initial Purchaser to the Company for the purposes of Sections 2(a) and 9 hereof.

13. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchaser, shall be mailed or delivered to BT Securities Corporation, 130 Liberty Street, New York, New York 10006, Attention: Corporate Finance Department; if sent to Holdings or CAF, shall be mailed or delivered to Holdings or CAF at 230 East High Street, Charlottesville, Virginia 22902, Attention: Stephen M. Burns, or if sent to the Company, shall be mailed or delivered to the Company at 311 Smith Industrial Boulevard, Dalton, Georgia 30722,
Attention: President, in either case, with a copy to McGuire, Woods, Battle & Boothe, L.L.P., 901 E. Cary Street, 1 James Center, Richmond, VA 23219, Attention: Leslie A. Grandis, Esq.

     All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

14. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, Holdings, CAF, the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that
(i) the indemnities of the Companies and the Company contained in
Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchaser contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Company, its officers and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Notes from the Initial Purchaser will be deemed a successor because of such purchase.
15.


15.   APPLICABLE LAW.  THE VALIDITY AND INTERPRETATION
OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17.

     If the foregoing correctly sets forth our understand-ing, please indicate your acceptance thereof in the space pro-vided below for that purpose, whereupon this letter shall con-stitute a binding agreement among Holdings, CAF and the Initial Purchaser.

                                               Very truly yours,

                                               CAF HOLDINGS, INC.


                                               By: /s/ Stephen M. Burns
                                                Name:
                                                Title:  President


                                               CAF ACQUISITION CORPORATION


                                               By: /s/ Stephen M. Burns
                                                Name:
                                                Title:  President

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above
written.

BT SECURITIES CORPORATION

By: /s/ Julie Persily
   __________________________
 Name:
 Title:  Vice President

                                   EXHIBIT A



                             ASSUMPTION AGREEMENT


     Collins & Aikman Floorcoverings, Inc. (the "Company"), the surviving corporation of the merger of the Company and CAF Acquisition Corporation ("CAF"), hereby expressly assumes all obligations and liabilities of CAF under the Purchase Agreement, dated January 29, 1997 (the "Purchase Agreement"), by and among CAF, CAF Holdings, Inc. and BT Securities Corporation (a copy of which is attached hereto as Exhibit A).

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and deliver this Assumption Agreement as of February 6, 1997, which is the date of the merger.


                                     COLLINS & AIKMAN FLOORCOVERINGS, INC.


                                     By:
                                           Name:
                                           Title:





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